Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2006 Second Quarter Results

Oxford, CT — November 15, 2005 — RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended October 1, 2005.

Six Month Highlights

•                  16.7% growth in revenue year-over-year to $131.4 million

•                  28.0% growth in gross margin to $39.3 million

•                  Excluding non-recurring compensation expense and management fees, stock option compensation expense and disposal of fixed assets:

•                  35.7% growth in adjusted operating income to $21.0 million

•                  128.1% growth in adjusted net income to $7.5 million

•                  Net income of $1.4 million compared to a net loss of $2.2 million in the year ago period

“We are pleased with our results in the first six months of the year,” commented Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer. “Growing demand for our specialized, value-add products and continued focus on operational and financial discipline contributed to this quarter’s record revenue growth and margin expansion. The underlying trends in our core markets remain robust, and customer relationships continue to grow and strengthen.”

Second Quarter Results

Net sales for the second quarter of fiscal 2006 were $65.4 million, an increase of 15.9% from $56.4 million in the second quarter of fiscal 2005. Gross margin for the fiscal second quarter rose 29.9% to $20.0 million compared to $15.4 million for the comparable period last year. Gross margin, as a percentage of net sales, improved to 30.6% in the second quarter of fiscal 2006, compared to 27.3% for the same period last year.

For the second quarter of fiscal year 2006, the Company reported operating income of $5.1 million compared to $7.4 million for the comparable period last year.  Adjusted operating income, excluding non-recurring compensation expense and management fees, stock option compensation expense and disposal of fixed assets, increased 38.7% to $10.4 million for the second quarter of fiscal 2006 compared to $7.5 million for the comparable period last year. Operating income, as a percentage of sales, excluding these charges, was 16.0% for the second quarter of fiscal 2006 compared to 13.4% for the same period last year.

For the second quarter of fiscal year 2006, the Company reported a net loss of $2.0 million, compared to net income of $1.7 million in the same period last year.  Adjusted net income, excluding the after tax impact of the non-recurring compensation expense and management fees, stock option compensation expense and disposal of fixed assets, increased 107.4% to $3.7 million for the second quarter of fiscal 2006 compared to $1.8 million for the comparable period last year.

 Six Month Results

Net sales for the six month period ended October 1, 2005 were $131.4 million, an increase of 16.7% from $112.6 million in the six month period ended October 2, 2004. Gross margin rose 28.0% to $39.3 million compared to $30.7 million for the comparable six month period last year. Gross margin, as a percentage of net sales, improved to 29.9% in the first six months of fiscal 2006, compared to 27.2% for the same period last year.

For the six month period ended October 1, 2005, the Company reported operating income of $15.5 million, compared to $13.3 million for the comparable period last year.  Adjusted operating income, excluding non-recurring compensation expense and management fees, stock option compensation expense and non-cash disposal of fixed assets, increased 35.7% to $21.0 million for the six months ended October 1, 2005 compared to $15.5 million for the comparable period last year.  Operating income, as a percentage of sales, excluding these charges, was 16.0% in the first six months of fiscal 2006 compared to 13.8% for the same period last year.

For the six month period ended October 1, 2005, the Company reported net income of $1.4 million, compared to a net loss of $2.2 million in the same period last year.  Net income, excluding the after tax impact of non-recurring compensation expense and management fees, stock option compensation expense and disposal of fixed assets, increased 128.1% to $7.5 million for the first six months of fiscal 2006 compared to $3.3 million for the comparable period last year.

Segment Results

Our Plain Bearing segment achieved net sales of $27.1 million for the second quarter of fiscal 2006, an increase of $4.7 million, compared to $22.4 million for the same period last year.  For the first six months of fiscal 2006, the segment achieved net sales of $53.6 million, an increase of $9.7 million, compared to $43.9 million for the same period last year.

Our Roller Bearing segment achieved net sales of $23.4 million for the second quarter of fiscal 2006, an increase of $1.8 million, compared to $21.6 million for the same period last year.  For the six months ended October 1, 2005, the Roller Bearing segment achieved net sales of $47.8 million, an increase of $4.2 million, compared to $43.6 million for the same period last year.

Our Ball Bearing segment achieved net sales of $11.2 million for the second quarter fiscal 2006, an increase of $2.3 million, compared to $8.9 million for the same period last year.  Our Ball Bearing segment achieved net sales of $21.8 million for the six month period ended October 1, 2005, an increase of $3.8 million, compared to $18.0 million for the same period last year.

Our Other segment achieved net sales of $3.6 million for the second quarter of fiscal 2006, an increase of $0.2 million, compared to $3.4 million for the same period last year. Our Other segment achieved net sales of $8.1 million for the first six months of fiscal 2006, an increase of $1.1 million, compared to $7.0 million for the same period last year.

Outlook

“We continue to see solid results across our market segments. Both performance at the manufacturing operations level and our ability to maintain pricing power are helping us to drive overall gross margin improvements,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its third quarter of fiscal 2006 to be as follows:

•                  Third quarter fiscal 2006 net sales in the range of $61.0 - $65.0 million

•                  Third quarter fiscal 2006 operating income in the range of $9.8 - $10.1 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-591-6923 (international callers dial 617-614-4907) and enter conference call ID # 26607609.  An audio replay of the call will be available beginning at 12:30 p.m. ET on Tuesday, November 15, until 11:59 p.m. ET on Tuesday, November 22. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 41506537.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations, including adjusted operating income and adjusted net income that exclude certain charges.  These non-GAAP measures adjust for charges that are unusual and non-recurring. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, particularly operating income and net income.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures is included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 19 facilities located throughout North America and Europe.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings; revenue or other financial items, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Registration Statement on Form S-1 initially filed on May 11, 2005, as amended.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004

Net sales	$65,367	$56,391	$131,368	$112,586
Cost of sales	45,380	41,010	92,105	81,912
Gross margin	19,987	15,381	39,263	30,674

Operating expenses:
Selling, general and administrative	14,628	7,606	23,122	15,220
Other, net	266	415	650	2,178
Total operating expenses	14,894	8,021	23,772	17,398

Operating income	5,093	7,360	15,491	13,276

Interest expense, net	4,475	4,873	9,604	9,952
Loss on early extinguishment of debt	3,771	12	3,771	6,956
Other non-operating expense	—	6	—	7
Income (loss) before income taxes	(3,153)	2,469	2,116	(3,639)
Provision for (benefit from) income taxes	(1,193)	801	731	(1,485)
Net income (loss)	(1,960)	1,668	1,385	(2,154)

Preferred stock dividends	(294)	(564)	(893)	(1,117)

Participation rights of preferred stock in undistributed earnings	—	(254)	(630)	(254)
Net income (loss) available to common stockholders	$(2,254)	$850	$(138)	$(3,525)

Net income (loss) per common share:
Basic	$(0.18)	$0.14	$(0.01)	$(0.57)
Diluted	$(0.18)	$0.08	$(0.01)	$(0.57)

Weighted average common shares:
Basic	12,197,773	6,188,903	9,200,270	6,188,903
Diluted	12,197,773	10,837,988	9,200,270	6,188,903

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Reconciliation of Reported Operating Income to Adjusted Operating Income:
Reported operating income	$5,093	$7,360	$15,491	$13,276
Stock options compensation expense	60	63	142	144
Non-recurring compensation expense	5,200	—	5,200	—
Management service fees	61	107	173	242
Disposal of fixed assets	30	—	30	1,841
Adjusted operating income	$10,444	$7,530	$21,036	$15,503

Reconciliation of Reported Net Income to Adjusted Net Income:
Reported net income (loss)	$(1,960)	$1,668	$1,385	$(2,154)
Stock options compensation expense (1)	37	43	93	85
Non-recurring compensation expense (1)	3,234	—	3,406	—
Management service fees (1)	38	72	113	143
Disposal of fixed assets (1)	19	—	20	1,090
Loss on early extinguishment of debt (1)	2,346	8	2,470	4,118
Adjusted net income	$3,714	$1,791	$7,487	$3,282

(1) Item was tax effected at the effective tax rate.

Selected Financial Data:
	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004

Depreciation and amortization	$2,293	$2,440	$4,781	$4,898

Cash (used in) provided by operating activities	$(1,929)	$614	$3,268	$2,565

Capital expenditures	$3,229	$2,373	$5,859	$3,900

Total debt			$171,488	$218,675

Backlog			$152,607	$124,291